UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2016

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COMMUNITY BANKERS TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	001-32590 (Commission File Number)	20-2652949 (IRS Employer Identification No.)

9954 Mayland Drive, Suite 2100 Richmond, Virginia (Address of principal executive offices)	23233 (Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

On October 14, 2016, Community Bankers Trust Corporation (the “Company”), through its subsidiary Essex Bank, entered into a change in control arrangement with each of Rex L. Smith, III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and Patricia M. Vogel, each of whom is a “named executive officer” in the Company’s Proxy Statement for its 2016 Annual Meeting of Shareholders, and William E. Saunders, Jr., the Company’s other executive officer. The terms of each arrangement are set forth in a Change in Control Employment Agreement (the “CIC Agreement”) that is substantially identical for the six individual officers. A copy of the form of the CIC Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

The CIC Agreement is for a term that expires on December 31, 2025, with automatic renewals on that date and every 10th anniversary of that date. The CIC Agreement provides for the employment of the officer following a “change in control”, as defined in the CIC Agreement, for a period of two years. During such period, the officer will receive a base salary that is equal to at least the same base salary that the officer received for the 12 months before the change in control. In addition, the officer will be entitled to participate in incentive, savings, retirement and benefit plans at the same level as other similarly situated officers, and at least at the level of the officer’s participation in such plans during the six months prior to the change in control.

The CIC Agreement provides for specified payments to the officer under certain termination scenarios during the two-year employment period. If the officer is terminated “without cause” or terminates for “good reason”, each as defined in the CIC Agreement, the officer will receive salary, bonuses, incentives and benefits that would be owed through the date of termination, a salary continuation benefit that equals a multiple times the officer’s highest salary during the 12 months prior to termination plus the officer’s highest annual bonus during the two years prior to termination, continuation of benefits for 12 months and outplacement services in the amount of up to $25,000. For Messrs. Smith, Thomas, Cantrell and Oakey, the salary continuation benefit is 3.00 times such salary and bonus minus $1.00 and, for Ms. Vogel and Mr. Saunders, the salary continuation benefit is 2.00 times such salary and bonus minus $1.00. If the officer’s termination is due to “death” or “disability”, each as defined in the CIC Agreement, the officer will receive salary, bonuses, incentives and benefits that would be owed through the date of termination, three months of base salary and continuation of benefits (for dependents only in the case of death) for 12 months.

The CIC Agreement provides that the amounts and benefits payable to the officer will be reduced as necessary, and as may be directed by the officer, in order to comply with the limitations of Internal Revenue Code Section 280G. The Company’s current compensation arrangements do not provide for the Company to make “gross-up” payments that would cover the reimbursement of excise taxes that may arise under Section 280G. The CIC Agreement similarly does not contain such a “gross-up” provision. The CIC Agreement also contains a “clawback” provision consistent with the requirements of federal law and the listing standards of the Nasdaq Stock Market.

Mr. Thomas is the only named executive officer to have an existing agreement in place with respect to employment and post-termination payments. That agreement, which became effective May 31, 2008, was terminated in connection with the execution of the CIC Agreement for him.

The foregoing description of the CIC Agreement is a summary and does not purport to be a complete description of all of its terms and is qualified in its entirety by reference to the actual CIC Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description

10.1	Form of Change in Control Employment Agreement (Rex L. Smith, III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and Patricia M. Vogel)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: October 20, 2016	By:	/s/ John M. Oakey, III
John M. Oakey, III
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Employment Agreement (Rex L. Smith, III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and Patricia M. Vogel)